Exhibit 4.7

SECURED PROMISSORY NOTE

$________	_________, 2010

FOR VALUE RECEIVED, the undersigned (“Payor”) promises to pay to ____________ (“Payee”) the principal sum of ______________ ($______) Dollars, together with interest at the rate of 10% per annum, on the earlier of (a) August 28, 2010 or (b)  the receipt by the Payor of the amount of a Threshold New Transaction  as  defined below. (the “Maturity Date”) Payment of this Note shall be made in lawful money of the United States of America via bank wire, or at such address or commercial bank within the United States of America as any Payee of this Note may designate by notice to Payor not less than five (5) days prior to the date when this Note is due and payable.

This Note may be prepaid.

                The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A)  The Payor shall fail to pay when due the principal or interest payable hereunder.

            (B)  The Payor shall admit to its creditors its inability to pay its debts as they mature, or shall make an assignment for the benefit of its creditors.

            (C)  Proceedings in bankruptcy, or for reorganization of the Payor, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by the Payor; or shall be commenced against the Payor and shall not be discharged within ninety (90) days of their commencement.

            (D)  A receiver or trustee shall be appointed for the Payor or for any substantial part of its respective assets, or any proceedings shall be liquidated for the dissolution or the full or partial liquidation of the Payor and such receiver or trustee shall not be discharged within ninety (90) days of his appointment, or such proceedings shall not be discharged within thirty (30) days of their commencement, or the Payor shall discontinue its business or materially change the nature of its business.

            (E)  The Payor shall suffer final judgments for payment of money aggregating in excess of $100,000 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

The undersigned hereby forever waives presentment, demand, protest, and/or notice of dishonor of the within note and the undersigned, and each of them, guarantees the payment of the said note at maturity and consents, without notice, to any and all extensions of time and/or terms of payment made by the Payee of said note.  In the event this right is exercised and this note is collected by suit or attorney, the maker and endorsers hereof agree to pay, in addition to the amount due, a sum equal to fifteen (15%) percent as collection and/or legal fees.

In addition to, if, prior to the Maturity Date, the Payor anticipates entering into a New Transaction in which the Payor will receive, in addition to all other New Transactions previously entered into during such period , gross proceeds (before deductions for fees, commissions or other expenses of any kind) of at least $1 million (such New Transaction, a “Threshold New Transaction”), the Payor shall give written notice to the Payee at least five (5) Trading Days before the consummation of the Threshold New Transaction, including the terms of the Threshold New Transaction and the terms of each other New Transaction, if any, previously entered into during the New Transaction Period.  The Payee may, by written notice to the Payor given within four (4) Trading Days after the Payee’s receipt of such notice, elect to exchange all or any part of an outstanding Debenture (and accrued interest thereon; collectively, with such principal, the “Exchanged Securities”) for the securities which are being offered in such Threshold New Transaction or, if there has been one or more previous New Transactions, any such previous New Transaction (the specific New Transaction selected by the Payee, the “Selected New Transaction”) on the following terms: (w) no other consideration shall be provided by the Payee in connection with such exchange and no commission or equivalent compensation will be paid by the Payee or the Payor to any party in connection with such exchange (provided, however, that nothing herein shall limit the Payee’s right to participate in any New Transaction in addition to and separate from the exchange, if any, contemplated by this provision); (x) such exchange shall be effected under Section 3(a)(9) of the 1933 Act; (y) for purposes of determining the interests to be issued to the Payee pursuant to such exchange, the Exchanged Securities shall be deemed to have a value  equal to the principal and accrued interest of the Exchanged Securities divided by ninety percent (90%); and (z) except as provided in the preceding clauses, such exchange shall be made  on terms substantially equivalent to those provided to the New Investors in the Selected New Transaction, provided that the Payee is an accredited investor at the time the Payee exercises such right.

This Note is secured by a Security Interest , pari passu with the Security Interest of all existing obligees in the Collateral  held under that certain Security Agreement and related Collateral Agent Agreement executed by the Company and each dated December 5, 2007.

       IN WITNESS WHEREOF, this Note has been duly executed and delivered by duly authorized officers of the Payor.

IDO SECURITY , INC.

                                                                By: Michael Goldberg
Its_________________________________________
ATTEST:
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